Exhibit 99.1

Beyond Air® Reports Fiscal First Quarter 2025 Financial Results and Provides Corporate Update

Revenues increased 45% compared to the previous quarter ended March 31, 2024

Optimized LungFit PH device continues to expand footprint and strengthen customer base

Amir Avniel, Beyond Air Board member and Chief Business Officer, appointed Chief Executive Officer of NeuroNOS, Beyond Air’s wholly owned subsidiary focused on neurological disorders with a lead indication of Autism Spectrum Disorder

Reiterates revenue guidance of at least $10 million for FY 2025

Garden City, NY, August 6, 2024 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve the lives of patients, today announced its financial results for the fiscal first quarter ended June 30, 2024, and provided a corporate update.

“Our team continues to enhance the commercial execution for LungFit PH, which includes strengthening our sales pipeline in targeted markets across the U.S. We are confident in the long-term growth of our optimized LungFit PH system and have received positive feedback from new and existing customers as they realize the clinical benefits the system provides by offering on-demand, ambient air-generated NO compared to legacy cylinder NO systems. Through our consistent efforts and customer engagement, we are seeing an increasing number of customer engagements for multi-year contracts in the sales pipeline and existing hospital relationships are expanding across affiliate locations,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “This continued positive momentum is supported by our capital conservation strategy, which has strengthened our cash runway to focus on LungFit PH’s launch, and our new Chief Commercial Officer, David Webster, who brings a results-driven mentality that is already energizing our commercial operations.”

Recent Portfolio Highlights and Upcoming Milestones

LungFit® PH

●	Commercial Execution

○	Increased commercial demand for LungFit PH, as evidenced by:

■	A 45% increase in quarterly revenue compared to the previous quarter ending March 31, 2024
■	More than $5 million in contracted revenue through fiscal year 2027
■	LungFit PH devices have been used in more than 55 hospitals
■	Customer base extending across 10 states in the U.S.

●	Pipeline Highlights

○	Cardiac surgery PMA supplement FDA decision expected before year-end 2024

■	Currently no FDA approved NO system is labeled for cardiac surgery
■	Approval would increase LungFit PH’s rate of market penetration and support long-term revenue growth

○	A decision on CE Mark for LungFit PH in Europe expected before year-end 2024
○	Transport ready LungFit PH PMA submission to FDA anticipated by year-end 2024/early 2025

Beyond Cancer - Solid Tumor Program

●	Clinical Development Execution

○	Ultra-high concentration Nitric Oxide (UNO) therapy is in an ongoing Phase 1a trial evaluating advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors.

■	Ongoing Phase 1a trial reported encouraging first-in-class clinical data demonstrating evidence of immune system activation via biomarker response in a heavily pretreated population, which were presented at the American Society of Clinical Oncology Key Opinion Leader Event at the 2024 Annual Meeting
■	Upon regulatory clearance, a Phase 1b trial is planned to enroll up to 20 subjects with prior exposure to anti-PD-1 antibody that have either progressed, not achieved a response, or have prolonged stable disease (≥ 12 weeks) on single agent anti-PD-1 without radiographic evidence of continued tumor reduction. Subjects enrolled in the Phase 1b trial will be treated with UNO + anti-PD-1 combination

Recent Corporate Updates

Beyond Air - Enhanced Management Team with New Chief Commercial Officer

●	Appointed David Webster as Chief Commercial Officer in July 2024

○	Mr. Webster has made strong progress on strengthening the commercial strategy and execution since joining Beyond Air.
○	Mr. Webster brings decades of experience leading innovative programs through clinical development and regulatory submissions and spearheading global commercialization strategies, having previously served in executive roles at Body Vision Medical and Samsung NeuroLogica.

Capital Conservation

●	Continue to implement previously announced capital conservation strategy
●	Reduced the Company’s headcount by over 25% since January 1, 2024
●	Extends the Company’s cash runway and focus resources on the commercial program for LungFit PH and maintain the timeline for the second generation LungFit PH

NeuroNos – Appointed CEO of Wholly Owned Subsidiary to Oversee Autism Program

●	Amir Avniel named CEO

○	IND-enabling studies are underway for the treatment of autism spectrum disorder (“ASD”)
○	Successfully completed genotoxicity studies for the lead nNOS inhibitor under development

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○	Nonclinical pharmacokinetic studies indicate multiple routes of administration for the lead nNOS inhibitor are feasible, including oral delivery and subcutaneous injection
○	Mr. Avniel is resigning as of August 15, 2024 from the Board of Directors and as Chief Business Officer to focus wholly on his added responsibilities.

Financial Results for the Fiscal First Quarter Ended June 30, 2024

Revenues for the fiscal quarter ended June 30, 2024 were $0.7 million compared to $0.1 million for the fiscal quarter ended June 30, 2023 and $0.5 million for the previous quarter ended March 31, 2024. Cost of revenue of $1.0 million was recognized for the three months ended June 30, 2024, compared to $0.3 million for the three months ended June 30, 2023. Cost of revenue exceeded revenue primarily driven by investments in supply chain infrastructure required to grow revenue in future periods and depreciation of LungFit devices built to be able to capture future revenue.

Research and development expenses for the three months ended June 30, 2024, were $6.0 million as compared to $4.7 million for the three months ended June 30, 2023. The increase of $1.3 million was primarily attributed to an increase in development costs in Beyond Air ($1.1 million) and NeuroNOS ($0.1 million), an increase in salaries of $0.9 million ($0.3 million for Beyond Air and $0.6 million for Beyond Cancer), offset by a decrease in stock compensation costs $0.6 million ($0.4 million in Beyond Air and $0.2 million in Beyond Cancer) and a decrease in development costs in Beyond Cancer research ($0.3 million).

Selling, general and administrative expenses for the three months ended June 30, 2024 and June 30, 2023 were $7.2 million and $10.9 million, respectively. The decrease of $3.7 million was primarily attributed to a decrease in stock-based compensation of $2.2 million ($1.2 million in Beyond Air and $1.0 million in Beyond Cancer), decreasing salaries of $0.4 million (Beyond Air $0.8 million partially offset by an increase in Beyond Cancer of $0.4 million), professional fees ($0.7 million), rent ($0.2 million) and travel expenses ($0.1 million).

Net loss attributed to common stockholders for the three months ended June 30, 2024, was ($12.2) million or a loss of ($0.27) per share, basic and diluted. The Company’s net loss attributed to common stockholders for the three months ended June 30, 2023 was ($14.1) million or a loss of ($0.45) per share, basic and diluted.

Cash burn in the fiscal quarter ended June 30, 2024 was $13.1 million.

As of June 30, 2024, the Company reported cash, cash equivalents, and marketable securities of $21.4 million.

Financial Guidance for Fiscal Year 2025

●	Revenue is expected to be greater than $10 million for FY 2025

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●	With the previously announced capital conservation strategy, net cash burn rate is expected to be less than $30 million in FY 2025. Net cash burn is expected to continue to decline in FY 2026 with an expectation that the Company will achieve cash flow breakeven in the fourth fiscal quarter of 2026.

Conference Call

As announced during the Company’s corporate update on June 24th, due to the short period of time between today’s quarterly report and the Fiscal Year 2024 report, the Beyond Air management team will forgo hosting a conference call.

About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), and nontuberculous mycobacteria (NTM) among others. Also, the Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

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About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

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About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

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Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,161	$11,378
Marketable securities	17,213	23,090
Restricted cash	229	230
Accounts receivable	475	319
Inventory	2,391	2,127
Other current assets and prepaid expenses	6,405	6,792
Total current assets	30,874	43,936
Licensed right to use technology	1,376	1,427
Right-of-use lease assets	2,021	2,121
Property and equipment, net	12,117	9,364
Other assets	112	113
TOTAL ASSETS	$46,500	$56,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,114	$1,948
Accrued expenses and other current liabilities	7,674	8,402
Operating lease liability, current portion	429	418
Loans payable, current portion	536	800
Total current liabilities	11,753	11,567

Operating lease liability, net	1,790	1,898
Long-term debt, net	14,946	14,721
Warrant liability	56	275
Derivative liability	256	1,314
Total liabilities	28,801	29,775

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 45,900,821 shares issued and outstanding as of June 30, 2024 and March 31, 2024, respectively	5	5
Treasury stock	(25)	(25)
Additional paid-in capital	267,960	264,780
Accumulated deficit	(251,898)	(239,697)
Accumulated other comprehensive income (loss)	88	(15)
Total stockholders’ equity attributable to Beyond Air, Inc.	16,130	25,048
Non-controlling interest	1,570	2,138
Total equity	17,699	27,186
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$46,500	$56,961

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	For the Three Months Ended
	June 30,
	2024	2023

Revenues	$683	$59

Cost of revenues	(1,016)	(303)

Gross loss	(332)	(244)

Operating expenses:

Research and development	(6,009)	(4,695)
Selling, general and administrative	(7,239)	(10,936)
Total operating expenses	(13,247)	(15,631)

Loss from operations	(13,580)	(15,875)

Other income (expense)
Dividend and interest income	361	409
Interest and finance expense	(964)	(158)
Change in fair value of warrant liability	219	324
Change in fair value of derivative liability	1,058	512
Foreign exchange gain / (loss)	(146)	8
Estimated liability for contingent loss	-	(198)
Other income / (expense)	(2)	(77)
Total other income/(expense)	525	820

Net loss before income taxes	(13,055)	(15,055)

Provision for income taxes	-	-

Net loss	$(13,055)	$(15,055)

Less : net loss attributable to non-controlling interest	(854)	(960)

Net loss attributable to Beyond Air, Inc.	$(12,201)	$(14,095)

Foreign currency translation gain	103	25

Comprehensive loss attributable to Beyond Air, Inc.	$(12,098)	$(14,070)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.27)	$(0.45)

Weighted average number of shares, outstanding basic and diluted	45,900,821	31,382,986

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